EXHIBIT 10.18

[*Designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission]

AMENDMENT OF LICENSE AND DISTRIBUTION AGREEMENT

This Amendment of License and Distribution Agreement (“Amendment”), is entered into by and between NutraCea, a California corporation located at 5090 North 40th Street, Suite 400, Phoenix, AZ 85018 (“NutraCea”), and Pacific Advisors Holdings Limited, a company incorporated under the laws of British Virgin Islands, located at 53 Cairnhill Road, Cairnhill Plaza #12-01, Singapore 229664 (“Pacific Advisors”), as of January ___, 2008 (“Effective Date”) on the following terms and conditions:

1. Background and Purpose.

1.1 Agreement. Pursuant to that certain License and Distribution Agreement entered into as of June 22, 2007 by NutraCea and Pacific Advisors (“Agreement”), NutraCea granted a license and certain other rights to Pacific Advisors. NutraCea and Pacific Advisors are each members of Grain Enhancement, LLC, a limited liability company formed for the purpose of manufacturing and commercializing the stabilized rice bran Products that are subject to the Agreement throughout the Territory. This Amendment amends the Agreement as in effect immediately before the Effective Date.

1.2 Approval of Amendment. NutraCea and Pacific Advisors, constituting all of the parties to the Agreement, have approved this Amendment and intend that it shall be binding pursuant to the terms set forth in Section 12.4 of the Agreement.

1.3 Capitalized Terms. All capitalized terms used in this Amendment shall have the meanings set forth in the Agreement, unless otherwise defined herein.

2. Amendment of Agreement. The parties hereby amend the Agreement as follows:

2.1  License Fee. Pursuant to Section 8.1 of the Agreement, Pacific Advisors agreed to pay NutraCea a $5,000,000 License Fee, together with interest accruing thereon from the June 22, 2007 effective date of the Agreement until the License Fee is paid in full. NutraCea hereby agrees to foregive Pacific Advisors’ obligation to pay interest on the License Fee if and subject to Pacific Advisors paying the $5,000,000 License Fee in full and in U.S. dollars by no later than [*]. Accordingly, in the event that Pacific Advisors pays NutraCea $5,000,000 in U.S. dollars by no later than [*], the License Fee under Section 8.1 of the Agreement shall be deemed paid in full, and Pacific Advisors shall thereafter not be obligated to make any further payments under Section 8.1. In addition, the parties hereby agree that upon the full payment of the $5,000,000 License Fee by [*], the Guaranty issued by PT Panganmas Inti Persada to NutraCea will be terminated and all obligations of PT Panganmas Inti Persada under the Guaranty shall immediately cease, and NutraCea shall return the executed Guaranty to PT Panganmas Inti Persada.

3. Amendment Controlling. In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. Except to the extent expressly amended pursuant to this Amendment, the terms and provisions of the Agreement shall remain in full force and effect without modification.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. The execution by a party of a written consent approving this Amendment shall constitute such party’s execution of this Agreement.

5. Authorization. By his or her signature, each person executing this Amendment on behalf of a party hereto represents and warrants to the other party hereto that he or she is duly authorized.

6. Governing Law. This Amendment shall be governed by the laws of the State of California, notwithstanding its conflict of law provisions.

NutraCea, a California corporation

By:

Brad Edson

Pacific Advisors Holdings Limited, a British Virgin Islands company

By:

(_____________________________)